Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Bankwell Financial Group, Inc., a Connecticut corporation (the “Company”), has the following classes of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF COMMON STOCK

The following description of the Company’s common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read the Company’s Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, and the applicable provisions of the Connecticut Business Corporation Act for additional information.

Authorized Shares
Under the Company’s certificate of incorporation, the Company has authority to issue 10,000,000 shares of common stock, no par value per share.

Voting
Each holder of the Company’s common stock is entitled to one vote for each share on all matters submitted to the shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of outstanding shares of the Company’s preferred stock, if any. Holders of the Company’s common stock are not entitled to cumulative voting in the election of directors.

Dividends and other distributions
Subject to certain regulatory restrictions and to the rights of holders of any preferred stock that the Company may issue, holders of common stock are entitled to receive dividends from legally available funds, when, as and if declared by the Company’s board of directors. If the Company liquidates or dissolves, holders of common stock are entitled to share ratably in the Company’s assets once the Company’s debts and liabilities (including all deposits in Bankwell Bank and interest accrued thereon) and any liquidation preference owed to any holders of then-outstanding preferred stock are paid.

Preemptive Rights
The terms of the Company’s common stock do not entitle the Company’s shareholders to preemptive rights with respect to any shares of capital stock which may be issued.

Anti-Takeover Effect of Governing Documents
Certain provisions of the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws highlighted below may have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the Company’s management. Among other things, the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws:

•
restrict the exercise of voting rights by “interested shareholders,” as described below, for the amendment of certain provisions of the Company’s Certificate of Incorporation and Amended and Restated Bylaws;

•	prohibit shareholder action by written consent in lieu of a meeting;

•
prohibit business combinations with an “interested shareholder,” as described below, for five years following an acquisition of shares by such “interested shareholder,” unless approved by the Company’s board of directors;

•
enable the Company’s board of directors to issue “blank check” preferred stock up to the authorized amount, with such preferences, limitations and relative rights, including voting rights, as may be determined from time to time by the Company’s board of directors;

•	prohibit the acquisition of 10% or more of the Company’s outstanding voting stock unless approved by at least 2/3 of the Company’s directors then in office;

•
prohibit any person from making an offer to acquire 10% or more of the Company’s outstanding voting stock without prior notice to the Company’s board, and in case the board has disapproved such offer within 15 days following such notice;

•
allow the Company’s board of directors, when considering any tender or exchange offer for the Company’s stock, or proposal to merge, to take into account factors other than the interests of the Company’s shareholders, such as long-term and short-term interests of the corporation, and the interests of the Company’s employees, customers, creditors, suppliers, and the Company’s surrounding community;

•	provide for the limitation of liability and indemnification of the Company’s officers and directors;

•
require a 60% vote of the Company’s shareholders to repeal the sections of the Company’s certificate of incorporation addressing limitation of liability and indemnification of the Company’s officers and directors;

•
prohibit the removal of directors other than for cause, or by a vote of at least 2/3 of the Company’s directors then in office, or by an affirmative vote of at least 80% of the voting power of the Company’s outstanding voting stock;

•
enable the Company’s board of directors to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors present at the meeting;

•	provide that only the Company’s Chairman, the Company’s President or a majority of the Company’s board of directors have the ability to call a special meeting of the Company’s shareholders;

•
do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•
establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the Company’s board of directors.

The amendment of certain provisions of the Company’s Certificate of Incorporation, as amended, including, without limitation, provisions governing certain business combinations, special meetings of shareholders, director liability, removal of directors, nominations for directors, action by shareholders, approval for certain acquisitions and offers to acquire voting stock and consideration for merger consolidation or other offers must be approved by the affirmative vote of the holders of not less than sixty percent (60%) of the issued and outstanding shares of the Company’s capital stock entitled to vote thereon. In case the Company has an “interested shareholder,” the affirmative vote of not less than sixty percent (60%) of the issued and outstanding shares of the Company’s capital stock entitled to vote thereon other than shares held by the “interested shareholder” is required. An “interested shareholder” is defined in the Company’s Certificate of Incorporation, as amended, as any person who beneficially owns ten percent or more of the voting power of the Company’s outstanding voting stock, or who is an affiliate or associate of the Company’s (as defined under Connecticut corporate law) and has beneficially owned ten percent or more of the voting power of the Company’s outstanding voting stock at any time within the five years immediately preceding such vote, or any successor or transferee of such shares held by an “interested shareholder” at any time within such five-year period.

Our Amended and Restated Bylaws may be altered, amended, added to or repealed either by the affirmative vote of the holders of a majority of stock entitled to vote thereon or by the affirmative vote of a majority of the Company’s board of directors. However, the affirmative vote of sixty percent (60%) of the issued and outstanding shares entitled to vote thereon is required (i) by the terms of the Company’s Amended and Restated Bylaws, to amend certain bylaw provisions, including those dealing with shareholders’ meetings (including annual meetings), shareholder nomination of director candidates, removal of directors and filling of vacancies on the Company’s board of directors; and (ii) by the terms of the Company’s Certificate of Incorporation, as amended, for any shareholder action effecting an amendment or repeal of or an adoption of a provision inconsistent with the Company’s Amended and Restated Bylaws. In all such cases, if there is an “interested shareholder,” as described above, the sixty percent (60%) vote must include the affirmative vote of the issued and outstanding shares entitled to vote thereon held by shareholders other than the interested shareholder.